Exhibit 99.1

Beam Global Reports Second Quarter 2026 Operating Results

174% Revenue Increase, 31 Percentage Points GM Improvement Over First Quarter 2026

SAN DIEGO, CA – August 19, 2026 – Beam Global, (Nasdaq: BEEM), (the “Company”), a leading provider of innovative and sustainable infrastructure solutions for transportation, energy security and smart city infrastructure, today announced its second quarter operating results for the period ended June 30, 2026.

Q2 2026 and Recent Company Highlights:

Financial:

●	Q2 2026 revenue $8.6M, an increase of 174% over Q1 2026 and 21% year-over-year.
●	17.8% gross margin in Q2 2026; 26.2% excluding non-cash depreciation and amortization.
●	FH Operating Expenses reduced by over $400k
●	$5.4 million backlog as of June 30, 2026
●	No Debt, $100 million unused line of credit.

Operational:

●	Received more than $0.5 million in drone and autonomous robotics battery orders within a single week, expanding Beam's presence in advanced battery applications.
●

Continued expanding advanced battery technology across high-growth applications, including drones, military systems, AI-driven robotics and industrial applications, and wildfire detection technologies.

●	AI/data-center battery opportunity advanced, battery design for AI infrastructure accepted for presentation from 1,800 submissions at IECON 2026 in Qatar.
●	Received European patent for Smart Battery Solutions and U.S. patent for integrated wind and solar power generation system, strengthening Beam's intellectual property portfolio.
●

Continued leveraging Federal GSA and Sourcewell procurement channels, including a fourth EV ARC™ order from Dallas (10 systems), 10 EV ARC™ systems and an ARC Mobility™ trailer for Stanislaus County and 6 additional EV ARC™ systems for the City of Long Beach.

●	Expanded EV ARC™ deployments in Massachusetts through a new CommunityEV carshare pilot, demonstrating applications for off-grid charging in community mobility programs.
●	Expanded recurring-revenue EV ARC™ deployments across Europe, including a sponsorship-funded rental in Serbia and additional deployments in Barcelona, Madrid, and Montenegro.
●	Smart City solutions are deployed in more than 30 cities across five nations.
●	Relocated manufacturing operations to Yuma, Arizona - approximately $2.7 million in rent savings over the lease term.
●	Product portfolio featured at Make it in the Emirates 2026 in Abu Dhabi, UAE

“Beam Global's intellectual property and product portfolio is demonstrably a platform for our expansion into the most vibrant and relevant industries of today.” said Desmond Wheatley, CEO of Beam Global. “We are providing energy generation and battery storage solutions for drones, AI data centers, robotics, autonomous vehicles, mobility, and smart cities solutions. Our product portfolio expansion has enabled us to generate revenues from a host of new products based upon our underlying patented technologies, creating opportunities that simply did not exist for us a couple of years ago. Our international expansion has massively increased our market presence and pool of prospective customers. Our European operations are now generating approximately half of our revenues and have contributed significantly to the 174% quarter-over-quarter growth that we've just delivered. We believe that we are creating significant pent-up demand in the Middle East so that when the disruption in that region comes to an end, we will have another opportunity to create significant growth for our company. We intend to continue to expand and leverage the platform that we are creating so that we become increasingly important to drones, autonomous vehicles, robots, and the vastly increased energy requirements coming from the rapid expansion of data centers. I believe that you will see us playing an increasingly significant role in these industries in the coming periods. While doing all of this, we remain laser focused on financial discipline, reducing our operating expenses by almost half a million dollars in the first half of this year. We are taking other significant cost-cutting measures, such as moving our manufacturing from San Diego, California, to Yuma, Arizona, where we will save millions of dollars in lease payments and also take advantage of many other benefits resulting from that move. I applaud the Beam team for their efforts, and I'm excited by the significant moats that we are creating around our technology portfolio as we advance our platform globally into the most exciting industries of our age.”

Q2 2026 Financial Summary

Revenues

Revenues for the second quarter of 2026 were $8.6 million, an increase of $1.5 million, or 21%, over $7.1 million in the second quarter of 2025 and an increase of 174% over the $3.1 million reported in the first quarter of 2026. Non-government commercial customers represented 62% of revenues and state and local government customers 38%, compared to 66% and 32%, respectively, a year earlier. Sales outside the United States were 47% of revenues in the quarter and 48% for the first half of 2026, up from 37% a year earlier, reflecting the continued integration of the Company’s European operations. Backlog was $5.4 million as of June 30, 2026.

Gross Profit

The Company reported gross profit of $1.5 million, a gross margin of 17.8%, for the second quarter of 2026, compared to $1.4 million, or 20.3%, in the second quarter of 2025. Both periods included $0.7 million of non-cash charges in cost of revenues — $0.5 million of depreciation and $0.2 million of amortization of intangible assets from the All-Cell acquisition. Excluding these items, adjusted Non-GAAP gross margin was 26.2% in the quarter, compared to 29.6% a year earlier.

The Company believes its margins will improve as sales volumes return, reducing the impact of fixed overhead allocations on each unit sale, and as ongoing cost reduction initiatives continue to take effect.

Operating Expenses

Operating expenses were $4.5 million for the second quarter of 2026, compared to $5.9 million a year earlier, which included a $1.4 million stock grant issued in June 2025; excluding that item, operating expenses were essentially flat year-over-year. For the six months ended June 30, 2026, operating expenses were $10.8 million compared to $22.0 million a year earlier, which included a $10.8 million non-cash goodwill impairment charge and the $1.4 million stock grant. First-half 2026 expenses include a $1.6 million increase in the provision for credit losses relating to a single customer balance reserved in accordance with Company policy, partially offset by reductions in salaries and benefits, facilities, and other general and administrative expenses. The Company maintains a positive relationship with that customer and continues to work toward collecting the outstanding balance and creating new revenue opportunities.

Net Loss

The Company reported a net loss of $3.1 million, or $(0.14) per share, for the second quarter of 2026, compared to $4.3 million, or $(0.28) per share, a year earlier. The quarter’s net loss includes $1.1 million in non-cash charges.

Management believes the improvement in both GAAP and Non-GAAP results, together with a 174% increase in revenue over the prior quarter, reflects the Company's expanded opportunities created through geographic and product portfolio expansion, continued cost reduction initiatives, disciplined cost structure and the largely fixed nature of its non-cash charges, and is indicative of meaningful operating leverage as revenue increases.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with GAAP, Beam Global presents certain non-GAAP financial measures, in this press release. These measures exclude non-cash items including provisions for credit losses, stock-based compensation, depreciation and amortization, warrant amortization, and impairment of goodwill. We use Non-GAAP measures in conjunction with GAAP measures as part of our overall assessment of our performance to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We believe Non-GAAP measures are also helpful to investors, analysts and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Non-GAAP Net Loss has limitations as an analytical tool. Therefore, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Non-GAAP Net Loss alongside other financial performance measures, including Net Loss attributable to other GAAP measures. In evaluating Non-GAAP Net Loss you should be aware that in the future we may incur expenses that are the same as, or similar to, some of the adjustments reflected in this press release. Our presentation of Non-GAAP Net Loss should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculations of Non-GAAP Net Loss. Non-GAAP Net Loss is not presented in accordance with GAAP and the use of these terms varies from others in our industry. A reconciliation of this non-GAAP measure has been provided in the financial statement tables included within this press release, and investors are encouraged to review this reconciliation.

Conference Call August 19, 2026 at 4:30 p.m. ET

Beam Global will host a conference call on Wednesday, August 19, 2026 at 4:30 p.m. ET to review results and provide a corporate update, followed by a Q&A session.

Registration: https://dpregister.com/sreg/10211335/104afe0e629

Toll-Free Dial-In Number: 1-844-739-3880

International Dial-In Number: 1-412-317-5716

A webcast archive will be available on our website (www.BeamForAll.com) following the call.

About Beam Global

Beam Global is a sustainable technology innovator which develops and manufactures infrastructure products and technologies. We operate at the nexus of innovative and reliable energy, transportation and smart cities solutions with a focus on sustainable energy infrastructure, rapidly deployed and scalable EV charging solutions, safe energy storage, energy security and intelligent infrastructure. With operations in the U.S., Europe and the Middle East, Beam Global develops, patents, designs, engineers and manufactures unique and advanced innovative technology solutions that power transportation, provide secure sources of electricity, enable Smart City services, save time and money, and protect the environment. Beam Global is headquartered in San Diego, CA with facilities in Yuma, AZ; Broadview, IL; Belgrade and Kraljevo, Serbia; and Abu Dhabi, UAE. Beam Global is listed on Nasdaq under the symbol BEEM. For more information visit, BeamForAll.com, LinkedIn, YouTube, Instagram and X.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global’s actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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Investor Relations
Luke Higgins
+1 858-261-7646
IR@BeamForAll.com

Media Contact
Lisa Potok
+1 858-327-9123
Press@BeamForAll.com

Beam Global

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30,	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets
Cash	$1,025	$969
Accounts receivable, net of allowance for credit losses of $2,779 and $939	6,741	8,236
Prepaid expenses and other current assets	1,654	2,070
Inventory, net	8,259	9,766
Total current assets	17,679	21,041

Property and equipment, net	11,956	13,093
Operating lease right of use assets	1,745	1,358
Intangible assets, net	6,644	7,127
Deposits	135	113
Total assets	$38,159	$42,732

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$5,988	$5,925
Accrued expenses	3,471	2,885
Sales tax payable	932	843
Deferred revenue, current	1,273	1,800
Note payable, current	70	68
Contingent consideration, current	-	104
Operating lease liabilities, current	415	484
Total current liabilities	12,149	12,109

Deferred revenue, noncurrent	586	690
Note payable, noncurrent	95	131
Other liabilities, noncurrent	2,565	2,939
Deferred tax liabilities, noncurrent	1,169	1,203
Operating lease liabilities, noncurrent	1,339	815
Total liabilities	17,903	17,887

Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 authorized, none outstanding as of June 30, 2026 and December 31, 2025.	$-	$-
Common stock, $0.001 par value, 350,000,000 shares authorized, 22,267,380 and 19,124,163 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively.	22	19
Additional paid-in-capital	162,348	156,446
Accumulated deficit	(141,581)	(131,646)
Accumulated Other Comprehensive Income (AOCI)	(533)	26

Total stockholders' equity	20,256	24,845

Total liabilities and stockholders' equity	$38,159	$42,732

Beam Global

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited, In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Revenues	$8,562	$7,075	$11,690	$13,399

Cost of revenues	7,035	5,641	10,577	11,464

Gross profit	1,527	1,434	1,113	1,935
Gross margin %	17.8%	20.3%	9.5%	14.4%

Operating expenses	4,523	5,901	10,819	11,166
Impairment of goodwill	-	-	-	10,780

Loss from operations	(2,996)	(4,467)	(9,706)	(20,011)

Other income (expense)
Interest income	1	14	6	37
Other (expense) income	(82)	182	(228)	186
Interest expense	(3)	(7)	(7)	(13)
Total Other income (expense)	(84)	189	(229)	210

Net Loss	$(3,080)	$(4,278)	$(9,935)	$(19,801)

Net foreign currency translation (expense) benefit	(250)	633	(559)	1,094

Total Comprehensive Loss	$(3,330)	$(3,645)	$(10,494)	$(18,707)

Net Loss per share - basic/diluted	$(0.14)	$(0.28)	$(0.47)	$(1.30)

Weighted average shares outstanding - basic/diluted	21,893	15,499	21,187	15,272

Beam Global

Reconciliation of Net Loss before Tax to Non-GAAP Net Loss before Tax

(Unaudited, In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

GAAP Total Revenue	$8,562	$7,075	$11,690	$13,399

GAAP Total COGS	7,035	5,641	10,577	11,464
Adjusted to exclude the following:
Depreciation and Amortization	716	657	1,424	1,457
Non-GAAP Total COGS	$6,319	$4,984	$9,153	$10,007

Non-GAAP Gross Profit	$2,243	$2,091	$2,537	$3,392
Non-GAAP Gross Margin %	26.2%	29.6%	21.7%	25.3%

GAAP Total Operating Expenses	$4,523	$5,901	$10,819	$21,946

Adjusted to exclude the following:
Depreciation and Amortization	$116	$150	$235	$306
Non-cash Compensation	139	1,581	576	2,026
Allowance for Credit Losses	16	13	1,840	252
Warrant Amortization	80	80	161	161
Impairment of Goodwill	-	-	-	10,780
Non-GAAP Total Adjustments	$351	$1,824	$2,812	$13,525

Non-GAAP Total Operating Expenses	$4,172	$4,077	$8,007	$8,421

GAAP Other Expenses	$(84)	$189	$(229)	$210

GAAP Net Loss before Tax	$(3,080)	$(4,278)	$(9,935)	$(19,801)
Non-GAAP Total Adjustments	1,067	2,481	4,236	14,982
Non-GAAP Net Loss before Tax	$(2,013)	$(1,797)	$(5,699)	$(4,819)